Exhibit 5.1

July 30, 2007

PNA Group, Inc.

400 Northridge Road, Suite 850

Atlanta, GA 30350

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are counsel to PNA Group, Inc., a Delaware corporation (the “Issuer”), and the Guarantors (as defined herein), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), covering up to $250,000,000 in aggregate principal amount of new 10 3/4% senior notes due 2016 (the “New Notes”) of the Issuer, unconditionally guaranteed by the Guarantors, to be offered in exchange for all outstanding 10 3/4% senior notes due 2016 (the “Original Notes”) of the Issuer, unconditionally guaranteed by the Guarantors and originally issued and sold in reliance upon an exemption from registration under the Securities Act.

The Original Notes were issued under, and the New Notes will be issued under, the indenture, dated as of August 15, 2006 (the “Indenture”), among the Issuer, the guarantors party thereto (the “Guarantors”) and The Bank of New York, as trustee (the “Trustee”). The exchange of the Original Notes for the New Notes will be made pursuant to an exchange offer contemplated by the Registration Statement (the “Exchange Offer”). As used herein, the term “Registrants” refers to the Issuer and the Guarantors.

We have examined originals or copies, certified or otherwise, identified to our satisfaction, of (a) the form of New Notes, (b) the Indenture and (c) the respective certificates of incorporation (or equivalent), as amended, and by-laws (or equivalent) of the Registrants.

We have also examined original, reproduced or certified copies of such records of the Registrants as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, agreements, documents, instruments and certificates of the Registrants submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of all documents and agreements (including the Indenture) by all parties thereto (other than the Registrants) and the binding effect of such documents and agreements on all such parties (other than the Registrants); (iv) the legal rights and power of all such parties (other than the Registrants) under all applicable laws and regulations to enter into, execute and deliver such agreements and documents; and (v) the capacity of natural persons. As to all questions of fact material to such opinions, we have relied without independent check or verification upon certificates of the Registrants, and their respective officers, employees, agents and representatives; and certificates of public officials.

A.	Based on the foregoing and subject to the qualifications and limitations expressed below, we are of the opinion that:

1. The execution and delivery of the Indenture have been duly authorized by the Registrants, and the Indenture constitutes a legal, valid and binding obligation enforceable against the Registrants in accordance with the terms thereof.

2. The New Notes have been duly authorized by the Issuer and, when duly executed by the proper officers of the Issuer, duly authenticated by the Trustee and issued by the Issuer in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Issuer, will be entitled to the benefits of the Indenture and will be enforceable against the Issuer in accordance with the terms thereof.

3. The guarantees of the New Notes by the Guarantors have been duly authorized by the Guarantors and, when the New Notes are duly executed by the proper officers of the Issuer, duly authenticated by the Trustee and issued by the Issuer in accordance with the terms of the Indenture and the Exchange Offer, the guarantees of the New Notes will constitute a legal, valid and binding obligation of the Guarantors, will be entitled to the benefits of the Indenture and will be enforceable against the Guarantors in accordance with the terms thereof.

B.	The foregoing opinions are subject to the following qualifications:

1. The opinions set forth in paragraphs A.1 through and including A.3 above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing.

2. With respect to the opinions set forth in paragraphs A.1 and A.3 above as to due authorization and execution by those Guarantors not incorporated or organized in Delaware, we assume that the laws of the States of Arizona, Texas and Georgia are the same as the General Corporation Law of the State of Delaware.

This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. We do not express an opinion as to matters arising under the laws of any jurisdiction, other than the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware

Constitution and reported judicial decisions interpreting such law) and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP